Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-41839 on Form N-1A of our reports dated December 10, 2025 relating to the financial statements and financial highlights of Fidelity International Sustainability Index Fund and Fidelity Series Global ex U.S. Index Fund, and our reports dated December 12, 2025 relating to the financial statements and financial highlights of Fidelity Flex International Index Fund, Fidelity Emerging Markets Index Fund, and Fidelity Global ex U.S. Index Fund, appearing on Form N-CSR of Fidelity Salem Street Trust for the year ended October 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 19, 2025